Exhibit 10.37
***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***
PURCHASE AND SALE AGREEMENT
220 Prior Street, Vancouver
THIS AGREEMENT is made the 11th day of February, 2022.
BETWEEN:
        MASIMO CANADA ULC
        (the “Purchaser”)
AND:
        KELTIC (PRIOR) DEVELOPMENT LIMITED PARTNERSHIP
        (the “Vendor”)
1.Basic Terms
The basic terms of this Purchase and Sale Agreement (this “Agreement”) are:

1.1Address of Purchaser:	1021 West Hastings Street, Suite 500 Vancouver, British Columbia V6E 0C3 Attention: […***…] E-mail: […***…]
1.2Address of Vendor:	2338 – 666 Burrard Street Vancouver, British Columbia V6C 2X8 Attention: […***…] E-mail: […***…]
1.3Purchaser’s Solicitors: Address of Purchaser’s Solicitors:	Stirling LLP Stirling LLP 1460 – 701 West Georgia Street Vancouver, BC V7Y 1E4 Attention: […***… E-mail: […***…]

1.4Vendor’s Solicitors: Address of Vendor’s Solicitors:	Koffman Kalef LLP 1900 - 885 West Georgia Street Vancouver, BC V6C 3H4 Attention: […***…] E-mail: […***…]
1.5Lands:
Municipal Address:	220 Prior Street, Vancouver, British Columbia
Legal Description:	PID: 010-813-357, Lot A (Reference Plan 2883) of Lot 20 District Lots 181, 196 and 2037 Plan 6780
1.6Purchase Price:	$123,000,000.00 Canadian Dollars plus GST
1.7Deposit:
Initial Deposit:	$1,000,000.00
Second Deposit:	$20,000,000.00
(the Initial Deposit and the Second Deposit are together referred to as the “Deposit”)
Deposit To Be Paid In Trust To:	Subject to Sections 4.1 and 5.1, Koffman Kalef LLP (the “Deposit Holder”)
1.8Acceptance Date:	The date on which this Agreement is fully executed and delivered
1.9Subject Removal Date:	30 days following the Acceptance Date
1.10Completion Date:
The date which is the first Business Day that is the latter of sixty (60) days after: (a) completion of construction of the Building, (as defined in Section 22.2 below); or (b) a certificate of completion being issued to the Contractor with respect to the Construction Contract.

The foregoing basic terms are approved by the parties. Any reference in this Agreement to a basic term will be construed to include the provision set forth above as well as any additional terms and conditions of this Agreement where the basic term is more fully set forth.

2.Additional Definitions
2.1“Amount” has the meaning ascribed to such term in Section 27.3;
2.2“ARC” means an advance ruling certificate issued under section 102 of the Competition Act;
2.3“Board Approval Condition” has the meaning ascribed to such term in Section 10.1;
2.4“Board Approval Condition Date” has the meaning ascribed to such term in Section 10.1;
2.5“Building” means all buildings, structures and improvements constructed and developed on or under the Lands prior to the time of Closing;
2.6“Building Permit” has the meaning ascribed to such term in Section 11.3;
2.7“Building Permit Condition Date” has the meaning ascribed to such term in Section 11.3;
2.8“Building Permit Mutual Condition” has the meaning ascribed to such term in Section 11.3;

2.9“Business Day” means any day excluding Saturdays, Sundays and statutory holidays in British Columbia and any day in which the Land Title Office is closed for business;
2.10“CRA” has the meaning ascribed to such term in Section 20.1;
2.11“City” means the City of Vancouver;
2.12“Closing” means the completion of the transaction contemplated in this Agreement;
2.13“Commissioner” means the Commissioner of Competition appointed under the Competition Act and includes a person duly authorized to exercise the powers and to perform the duties of the Commissioner and includes his or her staff at the Competition Bureau;
2.14“Competition Act” means the Competition Act (Canada), as amended from time to time, and includes the regulations thereunder;
2.15“Competition Act Approval” means any one of the following: (i) the Commissioner shall have issued an ARC in respect of the transaction contemplated by this Agreement; or (ii) the Commissioner shall have issued a letter to the parties indicating that he or she does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the Transaction and either the relevant waiting period under section 123 of the Competition Act shall have expired or been terminated or the obligation to provide pre-merger notification in accordance with Part IX of the Competition Act shall have been waived pursuant to paragraph 113(c) of the Competition Act;
2.16“Construction Contract” means the fixed price head construction contract to be entered into between the Vendor and the Contractor and approved by the Purchaser, such approval not to be unreasonably withheld, conditioned or delayed, providing, among other things, for the construction by the Contractor of the Building on the Lands in accordance with the Contract Plans and Specifications;
2.17“Contractor” means Syncra Construction Corp. or another level 1 contractor mutually agreed upon between the Vendor and Purchaser;
2.18“Contract Plans and Specifications” means the plans and specifications that are approved in writing by the Vendor and the Purchaser (the approval of the Purchaser not to be unreasonably withheld, conditioned or delayed), and which are attached to and form part of the Construction Contract, which plans and specifications will be based primarily on the building plans attached hereto as Schedule “B”;

2.19“Contracts” means such written service, operation, management, maintenance, or other contracts or equipment leases and other agreements related thereto, pertaining to the operation of the Property;
2.20“Deficiency Holdback Amount” has the meaning ascribed to such term in Section 19.2;
2.21“Deficiency List” has the meaning ascribed to such term in Section 19.1;
2.22“Delivery Date” has the meaning ascribed to such term in Section 13.1;
2.23“Deposit” has the meaning ascribed to such term in Section 1.7;
2.24“Deposit Holder” has the meaning ascribed to such term in Section 1.7;
2.25“Development Rights” means all permits and approvals, municipal rezoning and development applications and development rights relating to or in connection with the development and construction of the Lands and the Building;
2.26“Due Diligence Documents” has the meaning ascribed to it in Section 13.1;
2.27“Equipment” means all chattels, tools, equipment, furniture and other personal property owned by the Vendor, located on the Lands at the time of Closing and used solely or primarily in connection with the operation of the Lands and the Building;
2.28“GST” has the meaning ascribed to such term in Section 20.1;
2.29“Inspections” has the meaning ascribed to such term in Section 13.4;
2.30“Lands” has the meaning ascribed to such term in Section 1.5;
2.31“MOE” means the Ministry of Environment and Climate Change Strategy;
2.32“Mutual Conditions” has the meaning ascribed to such term in Section 11.1;
2.33“Mutual Conditions Date” means six (6) months after the Acceptance Date;
2.34“Nominee” means Keltic (Prior) GP Ltd.
2.35“Option to Purchase” has the meaning ascribed to such term in Section 6.1;
2.36“Outside Completion Date” means July 31, 2025;
2.37“Permits” means all licences and permits obtained by the Vendor, if any, for the development, construction, and operation of the Building and the Lands;
2.38“Permitted Encumbrances” has the meaning ascribed to such term in Section 3.1;
2.39“Property” has the meaning ascribed to such term in Section 3.1;
2.40“Purchaser’s Condition” has the meaning ascribed to such term in Section 9.1;
2.41“Purchaser’s Mortgage” has the meaning ascribed to such term in Section 7.1;
2.42“Serviced” means in respect of the Lands, any public road access, water, storm sewer, sanitary sewer, natural gas, electrical, fibre optic and telecommunications service, installed or constructed generally in accordance with the Contract Plans and Specifications;
2.43“Subject Removal Date” has the meaning given to such term in Section 1.9;

2.44“Shares” has the meaning given to such term in Section 3.3;
2.45“Transfer” has the meaning ascribed to such term in Section 26.1(a);
2.46“Vendor's Works” has the meaning ascribed to such term in Section 16.1(i).
3.Purchase and Sale and Option to Acquire Shares of Nominee
3.1The Purchaser agrees to purchase, and the Vendor agrees to sell, all of the Vendor’s right, title and interest in and to:
(a)the Lands;
(b)the Building;
(c)the shares of the Nominee, if elected to be purchased by the Purchaser pursuant to Section 3.3;
(d)the Contracts, subject to Section 17;
(e)the Equipment;
(f)the Permits, subject to Section 17;
(g)the Development Rights; and
(h)Contract Plans and Specifications owned by the Vendor and which are in the possession or control of the Vendor,
(collectively, the “Property”),
free and clear of all liens, charges, encumbrances, save and except for the charges and encumbrances listed in Schedule A attached to this Agreement (the “Permitted Encumbrances”, for the Purchase Price and upon the terms and conditions set forth in this Agreement.
3.2The Purchaser will have the sole right to name the Building, to determine the location and specifications of any post-Closing signage attached to the Building or on the Lands, subject to compliance with applicable laws, and, if applicable, to select the civic address of the Building if permitted by the City provided that the Purchaser provides the Vendor with all information regarding its intended post-Closing signage needs so that the location can be factored into design and permit applications to ensure that power and mounting points are in the correct locations. The cost of any changes to that initially proposed by the Purchaser and included in the approved Contract Plans and Specifications shall be borne by the Purchaser. Notwithstanding the foregoing, the Purchaser shall have no right to use of the name “Keltic”, “Keltic Prior”, “Keltic Canada,” or any variation thereof.

3.3The Purchaser shall have the option, in its sole discretion, to purchase all of the issued and outstanding shares (the “Shares”) of the Nominee, upon written notice by the Purchaser to the Vendor’s Solicitor, received not later than thirty (30) days before the Completion Date, and the following terms and conditions shall apply:

(a)    the Purchase Price shall be the purchase price for all of the Purchased Assets and the Shares. The amount of One Dollar ($1.00), represents the purchase price of the Shares and the remainder will be allocated to the Lands and Building; and
(b)    the share purchase terms and conditions relating to the sale and purchase of the Shares set forth in Schedule C attached hereto will apply and will be binding upon the Vendor and the Purchaser.
3.4If the Purchaser exercises the option to acquire the Shares, on Closing, the Vendor will receive a credit on the vendor’s statement of adjustments equal to fifty percent (50%) of the amount the Purchaser would have paid in property transfer tax if the Shares were not acquired.
4.Purchase Price
4.1The Purchase Price for the Property will be paid by the Purchaser to the Vendor as follows:
(a)by payment of the Initial Deposit by the Purchaser to the Deposit Holder within five (5) Business Days after the execution and delivery by the Vendor and the Purchaser of this Agreement, to be deposited and, subject to Section 4.1(b), held by the Deposit Holder, in trust in an interest-bearing account which interest shall accrue to the benefit of the Purchaser;
(b)by payment of the Second Deposit by the Purchaser directly to the Vendor within five (5) Business Days after the Subject Removal Date, at which time the Deposit Holder shall be irrevocably authorized and directed to release the Initial Deposit to the Vendor; and
(c)by payment of the balance of the Purchase Price, subject to adjustment as provided in Section 23, by the Purchaser to the Vendor on the Completion Date in accordance with the provisions of this Agreement.
4.2It is a condition of the release of the Deposit to the Vendor that the Deposit shall be used by the Vendor solely for the servicing, development and construction costs related to development of the Lands and construction of the Building, and the Deposit shall not be used to fund other projects being developed by the Vendor or its related entities. At the written request of the Purchaser, the Vendor will provide evidence, satisfactory to the Purchaser, acting reasonably, confirming that the Deposit has been deployed in accordance with the requirements of this section, and after the commencement of construction of the Building, the Vendor will provide, at the written request of the Purchaser, not more frequently than on a quarterly basis, a written report to the Purchaser summarizing the amount of the Deposit used by the Vendor to fund construction costs related to the development of the Lands and construction of the Building until the Deposit has been fully deployed to the project.
4.3The Vendor shall not be required to pay interest on the Deposit to the Purchaser unless the Vendor is in default under the terms of this Agreement, in which case the Vendor shall pay interest on the Deposit at a rate of five percent (5%), compounded annually, from the time the Deposit was released to the Purchaser until the Deposit funds are repaid in full to the Purchaser.

5.Deposit
5.1The Vendor and Purchaser agree that any interest accruing on the Deposit for so long as it is held by the Deposit Holder, will be for the account of the Purchaser, unless otherwise stated herein, and that the Deposit will be paid as follows:
(a)the Initial Deposit and the Deposit, if applicable, together with any interest earned, will be returned to the Purchaser if the Purchaser’s Condition, the Board Approval Condition, the Mutual Conditions and/or the Building Permit Mutual Condition (as the Board Approval Condition, the Mutual Conditions and the Building Permit Mutual Condition relates to the Purchaser’s obligations) are not satisfied or waived by the Purchaser by the Subject Removal Date, the Board Approval Condition Date, the Mutual Conditions Date or the Building Permit Condition Date, as applicable;
(b)the Initial Deposit and the Deposit, if applicable, together with any interest earned, will be returned to the Purchaser if the Board Approval Condition, the Mutual Conditions and/or the Building Permit Mutual Condition (as the Board Approval Condition, the Mutual Conditions and Building Permit Mutual Condition relates to the Vendor’ obligations) are not satisfied or waived by the Vendor by the Board Approval Condition Date, the Mutual Conditions Date or the Building Permit Condition Date, as applicable;
(c)the Deposit, together with any interest earned, will be forfeited to the Vendor, if the Purchaser's Condition, the Board Approval Condition, the Mutual Conditions, the Building Permit Mutual Condition and the Competition Condition are all satisfied or waived, as the case may be, and the Purchaser fails to complete the purchase in accordance with this Agreement or if the Purchaser repudiates this Agreement, without prejudice to any other rights the Vendor may have in respect of such failure or repudiation by the Purchaser;
(d)the Deposit, together with any interest earned, will be returned by the Vendor to the Purchaser if the Competition Condition is not satisfied; and
(e)the Deposit, together with any interest earned, will be refunded to the Purchaser upon demand, if the Vendor fails to complete the transaction in accordance with this Agreement or if the Vendor repudiates this Agreement, without prejudice to any other rights the Purchaser may have in respect of such failure or repudiation by the Vendor.
The Vendor acknowledges receipt of the sum of $10.00 from the Purchaser, in consideration of the Vendor allowing the Purchaser the benefit of the Purchaser's Condition and will not revoke this Agreement while the Purchaser’s Condition remains outstanding. Such non-refundable sum is not refundable in any circumstances but will be applied to the Purchase Price on the Completion Date.
6.Option to Purchase
6.1The Vendor will grant the Purchaser an option to purchase within five (5) Business Days after the satisfaction of the Building Permit Mutual Condition, as evidence of the Purchaser’s right to acquire the Property from the Vendor pursuant to the terms of this Agreement, and the option to purchase will include the following terms:
(a)the Purchaser will only be permitted to exercise the option to purchase if the Vendor is in material default of the terms and conditions of this Agreement and fails to remedy the material default within one hundred and eighty (180) days of receiving written notice of the default from the Purchaser provided, however, that such one hundred and eighty (180)

day period may be extended by an additional ninety (90) days if reasonably necessary and the Vendor is diligently and continuously working to rectify the default;
(b)if the Vendor is in material default of this Agreement and the Purchaser exercises the option to purchase, the purchase price under the option to purchase will be the fair market value of the Lands and the improvements on the Lands at the time the option to purchase is exercised without any prejudice to any claims either party may have against the other for breach of this Agreement;
(c)if the parties cannot mutually agree on the fair market value of the Lands and improvements on the Lands within thirty (30) days of the Purchaser exercising the option to purchase, each party will have thirty (30) days to obtain a professional third party appraisal of the Lands and improvements and will simultaneously exchange the professional third party appraisal reports. If the difference between the two appraisals is within fifteen percent (15%) of the value of the higher appraisal, the purchase price under the option to purchase will be the average of the two appraisals. If the difference between the appraisals is greater than fifteen percent (15%) of the higher appraisal, the parties will mutually approve an independent professional appraiser with more than twenty (20) years’ experience to prepare a third appraisal report and whichever of the first two appraisals is closer to the third appraisal report will be the purchase price under the option to purchase. Each party will be responsible for the costs of the appraisal they obtain in the first instance and the fees of the appraiser who prepares the third appraisal report, if necessary, will be shared equally between the parties;
(d)the Deposit paid by the Purchaser will be credited to the Purchaser towards the payment of the purchase price under the option to purchase;
(e)the option to purchase will expire on the earlier of:
(i)the transfer of the Property pursuant to the terms of this Agreement;
(ii)the lawful termination of this Agreement by the Vendor; or
(iii)the termination of this Agreement by the Purchaser;
(f)the option to purchase will be fully subordinate and postponed to the Vendor’s construction financing and any mezzanine financing obtained by the Vendor to finance the development of the Lands and construction of the Building provided the principal amount of such site specific financing without any right of consolidation with other loans, collectively, does not exceed $85,000,000 and the Purchaser will promptly sign subordination, standstill and postponement agreements on commercially reasonable terms required by the Vendor’s construction lender and mezzanine lender, if any;
(g)the Purchaser will promptly sign priority agreements in registrable form in favour of the City and all utility and telecommunication providers with respect to non-financial covenants registered on title to the Lands with respect to the development of the Lands and the construction of the Building; and
(h)the Purchaser will sign and register a discharge of the option to purchase from title to the Lands promptly after the expiry of the option to purchase,

(the “Option to Purchase”). The form of the Option to Purchase will be settled by the parties on or before the Mutual Conditions Date. The Vendor will sign the Option to Purchase in a form that the Land Title Office will accept for registration and acknowledges the Purchaser will register the Option to Purchase on title to the Lands.
7.Purchaser’s Mortgage
7.1Concurrently with payment of the Second Deposit by the Purchaser directly to the Vendor, the Vendor will grant the Purchaser a mortgage, as security for the release of the Deposit to the Vendor, the interest accrued on the Deposit (subject to Section 4.3), and the Vendor’s performance of its obligations under this Agreement. The mortgage will include the following terms:
(a)    principal amount of twenty one million dollars ($21,000,000);
(b)    no payments will be due under the mortgage unless there is an event of default;
(c)    the mortgage will be fully subordinate and postponed to the Vendor’s site specific construction financing and any mezzanine financing obtained by the Vendor to finance the development of the Lands and construction of the Building and the Purchaser will promptly sign upon request subordination, standstill and postponement agreements on commercially reasonable terms required by the Vendor’s construction lender and mezzanine lender, if any;
(d)    the principal amount of the prior ranking construction financing and mezzanine financing, collectively, will not exceed $85,000,000 without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, and the construction lender and mezzanine lender will have no right to consolidate its loan with any other loan owed by the Vendor to such lenders;
(e)    the Purchaser will promptly sign priority agreements in registrable form in favour of the City and all utility and telecommunication providers with respect to non-financial covenants registered on title to the Lands with respect to the development of the Lands and the construction of the Building; and
(f)    the Purchaser will sign and register a discharge of the mortgage if the Vendor lawfully terminates this Agreement or the Property is transferred to the Purchaser in accordance with the terms of this Agreement and, in such instance, no amount or compensation will be payable by the Vendor to the Purchaser in connection with the discharge of the mortgage,
    (the “Purchaser’s Mortgage”).
The form of the Purchaser’s Mortgage, which will include a beneficial mortgage from the Vendor, will be settled by the parties, acting reasonably, on or before the Subject Removal Date. The Vendor will cause the Nominee to sign the Purchaser’s Mortgage in a form that the Land Title Office will accept for registration and acknowledges the Purchaser will register the Purchaser’s Mortgage on title to the Lands.

8.Allocation of Purchase Price
8.1The parties will use reasonable efforts to agree upon an allocation of the Purchase Price between the Lands, the Building and the other components of the Property prior to the Completion Date, but failure to agree upon the same will not affect the enforceability of this Agreement or affect or impair any of the rights or obligations of the parties under this Agreement. If, despite their reasonable efforts, the parties do not agree upon an allocation, each of the parties will be entitled to allocate the amount of the Purchase Price among the categories of the Property in such manner as each party deems appropriate in the circumstances.
9.Purchaser’s Conditions Precedent
9.1The obligation of the Purchaser to complete the purchase of the Property on the Completion Date is subject to and conditional upon the condition precedent in this Section 9.1 (the “Purchaser’s Condition”) being satisfied or waived not later than 5:00 p.m. on the Subject Removal Date, namely the Purchaser being satisfied in its sole discretion with the result of its investigations, inspections and reviews in respect of the Property and any other due diligence, investigations, inspections or inquiries of the Property, the Nominee and/or the Vendor that the Purchaser deems necessary or desirable.
9.2The Purchaser’s Condition is for the sole benefit of the Purchaser and may be unilaterally waived in writing in whole or in part by the Purchaser at any time up to and including the time specified above. If the Purchaser fails to notify the Vendor in writing of the satisfaction or waiver of the Purchaser’s Condition by the time specified above, this Agreement will automatically terminate. In such event, the Deposit Holder is hereby irrevocably directed by the Vendor and the Purchaser to repay the Initial Deposit and accrued interest, in full, to the Purchaser without deduction save for the sum of $10.00 (which will be retained by the Vendor in any event as consideration for the Vendor agreeing to not revoke or withdraw this Agreement prior to the Subject Removal Date, except as may be permitted pursuant to any other provision included in this Agreement), and thereafter neither party will have any further obligations to the other under this Agreement, except for the obligation of the Purchaser to maintain the confidentiality of all disclosed documents and instruments delivered to it, to return all copies of such documents and instruments.
10.Board Approval of the Agreement
10.1The obligations of the Purchaser and the Vendor to complete the purchase and sale of the Property are subject to and conditional upon, on or before seven (7) days from the Acceptance Date (“Board Approval Condition Date”):
(a)the Vendor obtaining approval from the directors of the general partner of the Vendor as to the terms and conditions set out in this Agreement; and
(b)the Purchaser obtaining approval from its parent company’s board of directors as to the terms and conditions set out in this Agreement;
(the “Board Approval Condition”)
10.2The Board Approval Condition is for the benefit of both the Vendor and the Purchaser and cannot be unilaterally waived. If the Board Approval Condition is not satisfied by the Board Approval Condition Date then this Agreement shall automatically terminate. In such event, the Deposit Holder is hereby irrevocably directed by the Vendor and the Purchaser to repay the Initial Deposit and accrued interest, in full, to the Purchaser without deduction save for the sum of $10.00 (which will be retained by the Vendor in any event as consideration for the Vendor agreeing to not revoke or withdraw this Agreement prior to the Subject Removal Date, except as may be permitted pursuant to any other provision included in this Agreement), and thereafter neither party will have any further obligations to the other under this Agreement, except for the obligation of the Purchaser to maintain the confidentiality of all disclosed documents and instruments delivered to it, to return all copies of such documents and instruments.
11.Mutual Conditions, Building Permit Mutual Condition and Competition Condition
11.1The obligations of the Purchaser and the Vendor to complete the purchase and sale of the Property are subject to, on or before the Mutual Conditions Date:
(a)the Vendor and Purchaser receive a satisfactory environmental report prepared by a duly qualified and reputable environmenlal consultant with respect to the environmental condition of the Lands and the existence of any environmental contamination, and the parties being satisfied with the environmental condition of the Lands;
(b)the Vendor and Purchaser receive a satisfactory geotechnical report with respect to the condition of the Lands and the development of the planned Building on the Lands in accordance with the Contract Plans and Specifications;
(c)the Vendor and Purchaser approve the Contract Plans and Specifications, which will include the design of a building with a gross building area of not less than one hundred thousand (100,000) square feet and will be based on the Plans and Specifications, with such alterations as the Vendor and Purchaser mutually approve; and
(d)the Vendor signing a Construction Contract with the Contractor on terms acceptable to both the Vendor and the Purchaser, each acting reasonably. The Vendor shall use commercially reasonable efforts to negotiate and settle the form of Construction Contract on or before the Mutual Conditions Date, and such Construction Contract will incorporate and be consistent with the Contract Plans and Specifications and allow for the Contract to be assigned by the Vendor, without approval by the Contractor, and assumed by the Purchaser or an entity controlled by the Purchaser in certain permitted circumstances, provided such assignment is acceptable to the Vendor’s lender(s);
(together, the “Mutual Conditions”).
11.2The Mutual Conditions are for the benefit of both the Vendor and the Purchaser and cannot be unilaterally waived. If the Mutual Conditions are not satisfied by the Mutual Conditions Date then this Agreement shall automatically terminate. In such event, the Deposit Holder is hereby irrevocably directed by the Vendor and the Purchaser to repay the Initial Deposit and accrued interest, in full, to the Purchaser without deduction save for the sum of $10.00 (which will be retained by the Vendor in any event as consideration for the Vendor agreeing to not revoke or withdraw this Agreement prior to the Subject Removal Date, except as may be permitted pursuant to any other provision included in this Agreement), and thereafter neither party will have any further obligations to the other under this Agreement, except for the obligation of the Purchaser to maintain the confidentiality of all disclosed documents and instruments delivered to it, to return all copies of such documents and instruments.
11.3The obligations of the Purchaser and the Vendor to complete the purchase and sale of the Property are subject to, on or before ninety (90) days after the satisfaction of the Mutual Conditions (the “Building Permit Condition Date”), the Vendor obtaining the first stage of a staged building permit for construction of the Building on the Lands (the “Building Permit”) consistent with the terms of the Contract Plans and Specifications (the “Building Permit Mutual Condition”), provided that if the MOE has not provided an approval in principle for the Lands on or before May 1, 2022 thereby allowing the City of Vancouver to issue a first stage building permit within the time contemplated for the Building Permit Condition Date, then the Building Permit Condition

Date will be deemed to be extended for a period equal to the delay, provided that this extension right shall apply only as a result of delays caused by or contributed to by the MOE or the City, and which are not caused or contributed by the Vendor.
11.4The Building Permit Mutual Condition is for the benefit of both the Vendor and the Purchaser and cannot be unilaterally waived. If the Building Permit Mutual Condition is not satisfied by the Building Permit Condition Date, then this Agreement shall automatically terminate. In such event, the Vendor will repay the Initial Deposit and accrued interest, in full, to the Purchaser without deduction save for the sum of $10.00 (which will be retained by the Vendor in any event as consideration for the Vendor agreeing to not revoke or withdraw this Agreement prior to the Subject Removal Date, except as may be permitted pursuant to any other provision included in this Agreement), and thereafter neither party will have any further obligations to the other under this Agreement, except for the obligation of the Purchaser to maintain the confidentiality of all disclosed documents and instruments delivered to it, to return all copies of such documents and instruments.
11.5Furthermore, the obligation of the parties to complete the transaction shall be subject to the closing condition (the “Competition Condition”) that Competition Act Approval, shall have been obtained on or before 5:00 p.m. (Vancouver time) on the date that is six (6) months after the Mutual Conditions Date.
11.6Notwithstanding any other provision of this Agreement, it is agreed:
(a)The Purchaser will engage legal counsel within thirty (3o) days of the Acceptance Date to advise with respect to an application for Competition Approval Act for this transaction;
(b)On or before the Mutual Conditions Date, the Purchaser will provide a written report to the Vendor as to legal counsel’s advice with respect to the application for Competition Act Approval, which will include an assessment of the probability of receiving Competition Act Approval and an estimated timeline to obtain Competition Act Approval;
(c)The parties shall consult and cooperate with each other in connection with the effort to make, or cause to be made, all filings and submissions, and submit all documentation and information to obtain Competition Act Approval. If practical and permissible under the Competition Act, the parties will make diligent commercial efforts to obtain Competition Act Approval not later than six (6) months after the Mutual Conditions Date. Without limiting the generality of the foregoing:
(i)the parties shall furnish to each other or their respective legal counsel information that may be reasonably requested by each party in connection with the preparation of such filings and submissions, provided that if a party is asked to provide information that it deems to be competitively sensitive, the disclosing party may restrict the provision of such information to the Commissioner on a confidential basis, provided further that nothing in this Agreement obligates a party to share with the other party or its external legal counsel any information related to the valuation of the transaction or any other transaction;
(ii)each party and its legal counsel shall be given a reasonable opportunity to review and comment on any proposed submissions and/or filings, subject to the right of each party to redact any confidential information from such submissions and/or filings prior to such review;

(iii)each party shall promptly notify the other party of any substantive communication from the Commissioner and shall permit the other party or its legal counsel, as appropriate, to review and comment in advance of any proposed written substantive communication with the Commissioner, subject to the right of each party to redact any confidential information from such submissions and/or filings prior to such review;
(iv)neither party shall participate in any meeting or substantive discussion with the Commissioner in connection with the review of the transaction unless it consults with the other tarty in advance; and
(v)neither party will take any action that would have the effect of delaying, impairing or impeding the receipt of Competition Act Approval, except with the approval of the other party.
(d)The Purchaser shall keep the Vendor and the Vendor’s Solicitors informed of the status of the proceedings related to obtaining Competition Act Approval and shall use commercially reasonable efforts to obtain Competition Act Approval.
(e)The Purchaser shall be responsible for all filing fees incurred in connection with the Competition Act Approval. Each of the Purchaser and the Vendor shall be responsible for its own solicitors’ fees.
(f)The Competition Condition is for the benefit of both the Vendor and the Purchaser and cannot be unilaterally waived. If the Competition Condition is not satisfied within the time required herein, then this Agreement shall automatically terminate. In such event, the Vendor is hereby irrevocably directed by to repay the Deposit and accrued interest, in full, to the Purchaser without deduction save for the sum of $10.00 (which will be retained by the Vendor in any event as consideration for the Vendor agreeing to not revoke or withdraw this Agreement prior to the Subject Removal Date, except as may be permitted pursuant to any other provision included in this Agreement), and thereafter neither party will have any further obligations to the other under this Agreement, except for the obligation of the Purchaser to maintain the confidentiality of all disclosed documents and instruments delivered to it, to return all copies of such documents and instruments.
12.    Purchaser’s Closing Conditions
12.1The Purchaser’s obligation to complete the transactions contemplated by this Agreement is subject to the covenants and agreements of the Vendor to be performed on or before the Completion Date pursuant to this Agreement will have been duly performed in all material respects (the “Closing Conditions”), which Closing Conditions are for the sole benefit of the Purchaser. If the Closing Conditions are not satisfied on or as of the Completion Date, the Purchaser may by notice in writing to the Vendor waive satisfaction thereof, in whole or in part, without prejudice to any of its other rights under this Agreement and complete the purchase of the Property, or elect not to complete. If the Closing Conditions are not satisfied and the Purchaser elects to complete the Purchase of the Property, the Purchaser’s election to purchase the Property will be without prejudice to any claim the Purchaser may have against the Vendor under this Agreement or at law or in equity. If the Closing Conditions are not satisfied on or as of the Completion Date and the Purchaser does not waive the unsatisfied Closing Conditions, the Deposit, together with interest earned, will be returned to the Purchaser without deduction save for the sum of $10.00 (which will be retained by the Vendor in any event as consideration for the Vendor agreeing to not revoke or withdraw this Agreement prior to the Subject Removal Date, except as may be permitted pursuant to any other provision included in this Agreement) and the return of the Deposit will be without prejudice to any claim the Purchaser may have against the Vendor under this Agreement or at law or in equity.
13.Purchaser’s Due Diligence
13.1The Vendor will, within 5 Business Days after the execution and delivery of this Agreement by the Purchaser and the Vendor (the ”Delivery Date”), deliver to the Purchaser the following, in each case to the extent within the possession or control of the Vendor:
(a)list of all major consultants and related contract particulars;
(b)copies of all Permits;
(c)copies of Contract Plans and Specifications in hand as of the Acceptance Date;
(d)any surveys, building plans, development plans, site plans, floor plans, building condition reports, expense budgets, hazardous materials assessments and environmental reports relating to the Property and in the possession or control of the Vendor,
(collectively, the “Due Diligence Documents”).
13.2The Vendor will further provide such documents and information relating to the Property in the possession or control of the Vendor and that are reasonably requested by the Purchaser, within 5 days of such request, or whenever, before the Completion Date, the Vendor is in control or possession of new Due Diligence Documents that have not been previously provided to the Purchaser.
13.3The Purchaser agrees to maintain the confidentiality, in accordance with Section 47, of all such Due Diligence Documents so delivered, and to destroy or return all copies of the same to the Vendor forthwith, upon demand, if the Purchaser’s Condition is not satisfied or waived within the time or times provided therein or if the Purchaser fails to complete its purchase of the Property.
13.4From time to time after the date of this Agreement, upon reasonable advance notice to the Vendor (being not less than two (2) Business Days), and, if requested by the Vendor, in the presence of the Vendor or its designated representative, the Purchaser and their respective agents, employees and consultants will be entitled to enter onto and into the Lands to carry out inspections (the “Inspections”), provided that the Inspections will be carried out during normal business hours, will not unduly interfere with construction, development or operation on Lands and will not injure the Lands. The Purchaser will be responsible for and will indemnify the Vendor for all damages, costs, expenses and other adverse consequences of the Purchaser’s actions in conducting the Inspections. The Purchaser will not materially disturb or materially interfere with the activities of the Vendor or any other permitted user of any portion of the Lands.
13.5The Purchaser hereby waives any requirement for the Vendor to provide to the Purchaser a “site disclosure statement” for the Property under the Environmental Management Act (British Columbia) or any regulation in respect thereto.
13.6The Vendor will execute, or cause to be executed, and return to the Purchaser or the Purchaser’s Solicitors within five (5) Business Days of the Purchaser’s written request, all consents or letters of authority which may be necessary for the Vendor to execute in order for the Purchaser to conduct such due diligence searches or cause inspections or tests to be made with respect to the purchase of the Property as the Purchaser determines to be necessary, acting reasonably. The Purchaser will copy the Vendor on any and all inquiries made to the City.

13.7The Purchaser may, with prior written notice to the Vendor, discuss the Property and any reports rendered in respect thereof, with such of the Vendor’s consultants as the Purchaser may reasonably request from time to time, and the Vendor will use commercially reasonable efforts to assist the Purchaser in arranging meetings between such consultants and the Purchaser.
14.Vendor’s Representations and Warranties
14.1The Vendor represents and warrants to the Purchaser as representations and warranties that are true as of the date hereof and will be true at the time of Closing as follows:
(a)The Vendor is a limited partnership validly existing under the laws of British Columbia and has and will have the power, authority and capacity to enter into this Agreement, to perform its obligations hereunder and to carry out the transaction contemplated by this Agreement.
(b)The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act.
(c)There are no claims pending, commenced, or to the best of the Vendor’s knowledge, threatened with respect to the Property or the Vendor’s title to the Property.
(d)The Vendor is, and on the Completion Date will be, the sole beneficial owner of the Property, free and clear of all liens, claims, judgments, charges, caveats and encumbrances whatsoever except the Permitted Encumbrances (subject to the provisions of this Agreement related to clearing title of the Vendor’s financial encumbrances), and the Vendor has the full right and authority to sell the Property and to transfer and assign valid title to the Lands, the Building and the Equipment to the Purchaser.
(e)The Vendor is not in breach of the Permitted Encumbrances and has not received written notice of any breach or alleged breach of any of the Permitted Encumbrances.
(f)The zoning of the Lands permits the development of the Lands and the construction of the Building as contemplated by the Contract Plans and Specifications;
(g)The Contracts delivered by the Vendor to the Purchaser constitute all of the service, development, operation, management, or other contracts and other agreements related thereto, pertaining to the ownership of the Lands and operation of the Property as at the date of this Agreement.
(h)On the Completion Date there will be no leases, tenancy agreements, offers to lease, tenancy or rights of occupation affecting the Lands that will survive the Completion Date.
(i)The Permits delivered by the Vendor to the Purchaser constitute all of the licences and permits obtained by the Vendor as at the date of this Agreement for the operation, development and construction of or in connection with the Building and the Lands.
(j)All of the Contract Plans and Specifications delivered by the Vendor to the Purchaser are complete, true and accurate copies of such documents.
(k)The building systems in the Building, including electrical, mechanical, heating, HVAC, emergency and fire safety systems, and security systems will be in good working order on the Completion Date.
(l)The Building will be constructed entirely within the boundaries of the Lands.

(m)The Vendor has not received any notice and does not have any knowledge of any encroachment of any structure, improvements or infrastructure onto the Lands.
(n)The Vendor has not received any written notice and does not have any knowledge that the Lands are subject to any outstanding work order, bylaw infraction or notice or defect of non-compliance from any federal, provincial, municipal or government authority.
(o)The Vendor has not received any notice and does not have any knowledge of any intention of the applicable municipality to alter its zoning by-law, official community plan or land use plan, if any, so as to affect or potentially affect the development of the Lands, construction of the Building, or the future operation thereof.
(p)Except as disclosed to the Purchaser in writing, the Vendor has not received any notice and does not have any of knowledge of any lien or claim of builder’s lien having being filed against the Lands, whether arising from the Construction Contract or otherwise.
(q)All municipal taxes, local improvement taxes, rates, levies and assessments of every nature and kind with respect to the Lands and Building for the current and all preceding calendar years have been paid in full (or will otherwise be adjusted for on Closing pursuant to Section 23).
(r)Except as disclosed to the Purchaser, the Vendor has not received any notice and does not have any knowledge of any environmental contamination of the Lands or requirement or order to remediate environmental contamination or hazardous materials from the Lands, including, but not limited to, the presence of any underground fuel storage tanks located on the Lands.
(s)Except as disclosed to the Purchaser, the Vendor has not received any notice and does not have any knowledge of environmental contamination or hazardous materials migrating from the Lands onto adjacent neighbouring lands or into any underground water system, or environmental contamination or hazardous materials migrating from neighbouring lands or underground water system onto the Lands.
The Vendor acknowledges that the Purchaser is relying on the foregoing representations and warranties in connection with the purchase by the Purchaser of the Property.
15.Purchaser's Representations and Warranties
15.1The Purchaser represents and warrants to the Vendor as representations and warranties that are true as of the date hereof and will be true at the time of Closing as follows:
(a)The Purchaser is and will be a company duly incorporated and in good standing under the laws of Nova Scotia and extra-provincially registered and in good standing under the laws of British Columbia and registered to carry on business in British Columbia.
(b)The Purchaser has and will have the power, authority and capacity to enter into this Agreement, to perform its obligations hereunder and to carry out the transaction contemplated by this Agreement.
(c)The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement will have been by the Completion Date, duly authorized by all necessary action on the part of the Purchaser.
(d)The Purchaser is not a non-resident of Canada within the meaning of the Income Tax Act.

16.Vendor’s Covenants
16.1The Vendor will:
(a)Obtain the following insurance:
(i)“All Risks” Course of Construction (Builder’s Risk)
(A)The policy will cover loss or damage to the Building and all property located on Lands and to be used in the construction of the project, excluding equipment owned or leased by the Contractor, any consultant, sub-consultants, project manager or subcontractor;
(B)The policy will be written on a "replacement cost" basis and for not less than the full insurable value of the Building, being $50,000,000, including products that are specified to be provided by the Vendor, subject to sub limits applicable.
(C)The All Loss Policy Deductible will be no more than $50,000 except with the Water Damage / Flood Damage, Sewer back up/Flood Damage deductible being no more than $100,000 and Earthquake deductible being 10% of the replacement cost of the Building ($100,000 minimum).
(ii)Commercial General “Wrap-up Liability”
(A)The policy will have a limit of liability of not less than $25,000,000 per occurrence and, with respect to the products and completed operations hazards, $25,000,000 annually in the aggregate. The policy will cover third party bodily injury and property damage claims, arising out of an accident or occurrence caused by an “Insured” and arising from activities relating directly to the project.
(B)The insurance will be maintained with an insurer(s) that is acceptable to the Purchaser, acting reasonably, and the insurer will provide the Purchaser with not less than thirty (30) days’ written notice of cancellation, material alteration or non-renewal of the insurance. When requested by the Purchaser, the Vendor will provide a detailed written certificate of insurance as to the insurance obtained by the Vendor for the project. The insurance coverage will
(i) contain a cross liability clause naming the Purchaser and its directors, employees, consultants and agents as additional insureds;
(ii) include blanket contractual liability coverage covering liability arising directly or indirectly out of the operations and all activities of the Vendor on the Lands; and
(iii) be primary insurance in respect of the Purchaser and all activities on the Lands and any insurance maintained by the Purchaser will be in excess of the Vendor’s insurance and will not contribute to it;

(b)terminate at its expense all Contracts and Permits other than the Contracts and Permits that the Purchaser notifies the Vendor that the Purchaser will assume pursuant to Section 17, provided that the Purchase shall assume all liability for any manufacturer, mechanical, elevator maintenance, equipment or construction warranties that may be voided in the event that required maintenance contracts are not kept in place and assumed by the Purchaser after the Completion Date;
(c)observe and perform all obligations of the Vendor under the Contracts, the Permits and the Permitted Encumbrances as would a prudent owner;
(d)take or cause to be taken all proper steps and actions and corporate proceedings on its part to enable the Vendor to vest a good and marketable title to the Property in the Purchaser free and clear of all liens, encumbrances, defects in title, equities or claims of every nature and kind except for Permitted Encumbrances and to enable the Vendor to carry out the sale of the Property and to execute and deliver this Agreement as valid and binding obligations of the Vendor;
(e)deliver vacant possession of the Lands and Building to the Purchaser;
(f)cause the Contractor to construct the Building on or before the Outside Completion Date in accordance with the terms of the Construction Contract in a good and workmanlike manner;
(g)from and after the Mutual Conditions Date, not materially amend or modify the Construction Contract or the Contract Plans and Specifications without the prior written consent of the Purchaser, which consent for material alteration is at the sole discretion of the Purchaser; provided that the Purchaser covenants and agrees to reply to a request for consent in a timely manner so as not to cause delay to the project and further provided that the Vendor shall have discretion to address and approve non-material change orders, requests for information and provide supplemental instructions to the Contractor provided they do not materially impact the Construction Contract, the Contract Plans and Specifications, the Purchase Price or the estimated Completion Date;
(h)promptly notify the Purchaser if the Vendor becomes aware that after the date hereof any of the representations or warranties of the Vendor become untrue or incorrect in any material respect;
(i)ensure that on or before the Completion Date:
(i)the Lands will be Serviced and the Vendor shall have otherwise complied with all terms and conditions of the ”prior-to permit issuance letter” issued by the City and dated December 22, 2020; and
(ii)all necessary approvals, permits and certificates shall be obtained prior to the Completion Date in order for the Purchaser to occupy and utilize the Building as required immediately following Closing, subject to any improvement work to be carried out by the Purchaser,
(the “Vendor’s Works”); and

(j)subject to Section 11.3, the Vendor will complete, or cause the Contractor to complete, with no increase to the Purchase Price, unless the resulting change to the Purchase Price was as a result of a request or change order initiated by the Purchaser, the Vendor’s Works on or before the Outside Completion Date in a good and workmanlike manner, post all security as required by the City or any approving authority or utility provider in connection with the Vendor’s Works, including, arrange for the City or relevant approving authorities and utility providers to certify as complete the Vendor's Works and, if required by the City and/or by approving authorities or by utility providers, provide security and/or maintenance bonds as required to cover any maintenance periods during which the Vendor or any successor on in title to the Lands is required to maintain such Vendor’s Works.
17.Assignment and Assumption of Contracts and Permits
17.1The Vendor will deliver to the Purchaser a written list of all Contracts and Permits then in existence or which will be entered into by the Vendor prior to the Completion Date and copies or drafts of the same one hundred and twenty (120) days before the estimated Completion Date.
17.2The Purchaser will deliver to the Vendor written notice of the Contracts and Permits that the Purchaser wishes to assume as of the Completion Date and the Purchaser will deliver such written notice ninety (90) days before the estimated Completion Date.
17.3Subject to Section 16.1(b), the Purchaser will not be responsible for any obligations or liabilities under the Contracts and Permits that the Purchaser elects not to assume. The Vendor will remain responsible for all obligations and liabilities under the Contracts and Permits that the Purchaser elects not to assume, including any costs to terminate the Contracts and Permits.
17.4The Vendor and Purchaser will act in a prudent, diligent and commercially reasonable manner to facilitate the assignment and assumption of the Contracts and Permits that the Purchaser elects to assume, including obtaining the written approval or consent of any required third party or government authority to the assignment of the Contract or Permit to the Purchaser and the release of the Vendor from all obligations and liabilities under the Contract or Permit that arise after the Completion Date.
17.5In regards to Contracts and Permits that the Purchaser elects to assume and which do not contain any restrictions on assignment, the Purchaser will assume such Contracts and Permits as of the Completion Date and will indemnify the Vendor with respect to any obligations or liabilities that arise under the assumed Contracts and Permits after the Completion Date. The Vendor will remain responsible for all obligations and liabilities under the Contracts and Permits that arose prior to the Completion Date and will indemnify the Purchaser with respect to any obligations or liabilities that arose under the Contracts and Permits prior to the Completion Date.
17.6    To the extent there is any restriction or prohibition against the assignment of a Contract or Permit to the Purchaser which the Purchaser wishes to assume, the Vendor will hold its rights, benefits, and advantages under those Contracts and Permits in trust, for the benefit of the Purchaser, and will, if requested by the Purchaser, do such acts and sign such documents as the Purchaser reasonably requests so that the Purchaser may receive the benefits and advantages of the Contracts and Permits, including, if necessary, allowing the Purchaser to bring an action in the Vendor’s name. The Purchaser will reimburse and indemnify the Vendor for all costs and expenses that the Vendor incurs, including legal costs and disbursements on a full indemnity basis, in order for the Purchase to enforce and receive the rights, benefits and advantages under any Contract or Permit held by the Vendor in trust for the Purchaser.

18.    Purchaser’s Improvements and Fixtures
18.1The Vendor consents to the Purchaser engaging the Contractor or a different contractor to complete the Purchaser’s fixturing and improvements to the Building. The Vendor and Purchaser will cooperate and act in a commercial reasonable matter to coordinate the Contractor and the Purchaser’s selected contractor having joint access to the Building prior to the Completion Date in order to complete the construction of the Building and the Purchaser’s fixturing and improvement works in the most cost and time effective manner as is practical in the circumstances. Notwithstanding the foregoing, priority shall be provided to the Contractor and any subcontractors engaged to carry out the base building construction in order for the Building to be delivered to the Purchaser within the time frames contemplated in this Agreement. The Vendor shall not be responsible for any delays to the construction schedule or delivery of the Building due to the Purchaser’s contractors taking possession and carrying out work concurrently with the Contractor and its sub trades.
19.Completion of Construction – Holdback Matters
19.1In the event that the parties estimate, at the time of transfer of the Building to the Purchaser, any work required to be performed will not be completed or work will be completed but contain deficiencies, the Vendor and the Purchaser, acting reasonably, will prepare a punch list of such deficiencies (which will include the estimated cost and time to complete each deficiency) which deficiency list (the “Deficiency List”) will be executed by both the Vendor and the Purchaser. The parties will use commercially reasonable efforts to complete the Deficiency List within twenty (20) days of the completion of construction of the Building. If the Vendor and the Purchaser fail to reach agreement on the Deficiency List within thirty (30) days after completion of construction of the Building, a British Columbia qualified architect mutually approved by the Vendor and Purchaser will, acting impartially, resolve any disagreement on any aspect of the Deficiency List at least five (5) Business Days before the Completion Date.
19.2A portion of the Purchase Price equal to 150% of the estimated cost to complete the deficiencies set out in the Deficiency List (the “Deficiency Holdback Amount”) will be held in trust by the Vendor's Solicitors in an interest-bearing account with interest accruing to the benefit of the Vendor. The Vendor's Solicitors are hereby authorized and directed to release to the Vendor upon the completion of each deficiency item the estimated cost thereof plus 50%. If any of the work described in the Deficiency List has not been completed within twice the time allotted therefor, then the Purchaser will have the right, but not the obligation, at its sole option, to complete such work described in the Deficiency List as remains outstanding at such time, and to receive reimbursement from the Deficiency Holdback Amount the allotted estimated cost for such work on the Deficiency List plus 50%. Notwithstanding the foregoing, provided the Vendor is diligently and continuously working to rectify the Deficiency List, if the Vendor is delayed in completing the work due to supply chain or delivery delays, the period of time allocated for completion of such work shall be extended by the period of delay, provided the Vendor takes commercially reasonable steps to mitigate the delay.
19.3If the reasonable costs of the Purchaser or persons engaged by the Purchaser to complete work on the Deficiency List in accordance with the Contract Plans and Specifications exceeds the reimbursement amount of the Deficiency Holdback Amount received by the Purchaser pursuant to section 19.2 above, the Vendor will reimburse the Purchaser for the excess amount to complete such deficiency work.

20.    Goods and Services Tax
20.1     The Vendor and the Purchaser, by their acceptance of this Agreement, hereby represent and warrant that each of them is and will at the Completion Date not be a non-resident of Canada for the purposes of the Income Tax Act (Canada) and the Vendor and the Purchaser confirm that they will be registered with the Canada Revenue Agency or any successor thereto (“CRA”) in compliance with Part IX of the Excise Tax Act (Canada) relating to the goods and services tax (“GST”) on the Completion Date. The Purchase Price does not include GST and the Purchaser confirms that it will be responsible for any GST payable with respect to the subject transaction, account directly to CRA with respect thereto and confirm its GST registration number to the Vendor on the Completion Date by providing a signed GST certificate to the Vendor.
21.Termination Rights
21.1The Purchaser will have the right to terminate this Agreement and receive full return of its Deposit plus accrued interest if:
(a)the construction lender’s quantity surveyor advises:
(i)progress on the construction of the Building is more than twelve (12) months behind the construction schedule originally approved by the construction lender, subject to delays caused by Force Majeure, or by the acts or omissions of the Purchaser or those for whom the Purchaser is responsible for at law; or
(ii)the Building will not be completed on or before the Outside Completion Date; or
(b)the construction of the Building and the Vendor’s Works in accordance with the terms of this Agreement and the Contract Plans and Specifications has not been completed on or before the Outside Completion Date; or
(c)after the commencement of construction of the Building, construction progress is stopped and discontinued for twelve (12) consecutive months; or
(d)the Vendor is declared bankrupt, become insolvent or take advantage of any debtor protector legislation, including but not limited to the Bankruptcy and Insolvency Act or the Companies’ Creditors Arrangement Act; or
(e)the Construction Contract is terminated by the Vendor or the Contractor and the Vendor fails to:
(i)enter into a new construction contract within sixty (60) days of such termination with a contractor of equal or higher reputation and covenant to the Contractor; and
(ii)cause the Contract Plans and Specifications to be adopted as the plans and specifications in the new construction contract; or
(f)the Construction Contract is assigned by the Contractor to a new contractor without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed, provided the assignee is of similar or exceeding reputation to the Contractor;

and termination of the Agreement by the Purchaser pursuant to this Section 21 will be without prejudice to any claim the Purchaser may have against the Vendor under this Agreement or at law or in equity.
22.Completion Date
22.1The sale and purchase of the Property will be completed on the Completion Date by electronic exchange of documents between the Purchaser’s Solicitors and the Vendor’s Solicitors, in accordance with Section 27.
22.2“completion of construction of the Building” as noted in Section 1.10(a) means that date at which the occupancy permit in relation to the base building construction for the Building is issued by the City, whether such occupancy permit is provisional or final, but shall not be dependent on an occupancy permit being issued for any Purchaser’s improvement work.
23.Closing Adjustments
23.1All usual adjustments of taxes, rates, local improvement assessments and other charges and all other costs normally adjusted for on a sale of property similar to the Property in British Columbia will be made as of 12:00 a.m. on the Completion Date. The Vendor will receive the benefit of all income and will be responsible for all expenses incurred in operating and maintaining the Property incurred for and attributable up to 11:59 p.m. on the day preceding the Completion Date and the Purchaser will receive the benefit of all income and be responsible for all expenses from and including the Completion Date. The adjustments will include the adjustment referred to in Section 3.4.
23.2In respect to change orders and the Construction Contract, the parties agree the Purchase Price will be adjusted as follows:
(a)the Purchase Price will be increased for any change order requested by the Purchaser that amends or modifies the Contract Plans and Specifications and increases the cost to construct the project, and the increase will be equal to the amount the cost to construct the project is directly increased as a result of the change order, without any markup by the Vendor;
(b)the Purchase Price will be decreased for any change order requested by the Purchaser that amends or modifies the Contract Plans and Specifications and decreases the cost to construct the project, and the decrease will be equal to the amount the cost to construct the project is directly decreased as a result of the change order;
(c)the Purchase Price will not be increased or decreased with respect to any change order requested by the Purchaser that is with respect to a change to accommodate the City, any Permits, applicable laws or should reasonably have been addressed by the Vendor and the Contractor in the Contract Plans and Specifications; and
(d)the Purchase Price will not be increased or decreased with respect to any permitted change order requested by the Vendor regardless of whether the permitted change order requested by the Vendor directly increases or decreases the cost to construct the project.
23.3Any adjustments which are not capable of being calculated on the Completion Date will be adjusted between the parties as soon as possible after the Completion Date, and, at Closing, the parties will execute and deliver to each other an undertaking to re-adjust for the purposes thereof.

24.Risk
24.1The Property will be and remain at the Vendor’s risk until the Transfer (as defined in Section 26.1(a)) is filed for registration in the applicable Land Title Office or the solicitors for the Vendor and Purchaser confirm in writing that the transaction has completed as contemplated in Section 3.3.
25.Possession
25.1The Purchaser will have vacant possession of the Lands and Building free and clear of all charges, liens and encumbrances save for the Permitted Encumbrances immediately upon the Closing.
26.Delivery of Closing Documents
26.1Two (2) Business Days prior to the Completion Date, the Vendor will cause the Vendor’s Solicitors to deliver to the Purchaser’s Solicitors the following items, duly executed by the Vendor and in registrable form whenever appropriate, to be dealt with in accordance with Section 27:
(a)a Form A – Freehold Transfer from the Nominee, conveying legal title of the Lands to the Purchaser (the “Transfer”). For the purposes of delivering the required registerable freehold transfer, the Purchaser acknowledges that title to the Lands will be held by the Nominee as registered owner and as nominee and bare trustee for the Vendor. The Purchaser hereby agrees to accept such registerable freehold transfer from the party which is registered owner on the Completion Date in fulfillment of the Vendor’s obligations under the Property Law Act (British Columbia);
(b)a transfer of beneficial interest from the Vendor;
(c)an assignment and assumption agreement in respect of all Contracts and Permits being assigned to and assumed by the Purchaser which shall include a covenant by the Vendor in favour of the Purchaser to perform and observe all obligations thereunder prior to the Completion Date and to indemnify and save the Purchaser harmless in respect of the Vendor’s failure to do so, and a covenant by the Purchaser in favour of the Vendor to perform and observe all obligations thereunder from and after the Completion Date and to indemnify and save the Vendor harmless in respect of the Purchaser’s failure to do so;
(d)an assignment of the Vendor’s interest in any guarantees, warranties or indemnities with respect to the Property, including the building systems within the Building, to the extent assignable;
(e)assignment of the Vendor’s warranty rights under the Construction Contract;
(f)as-built drawings for the Building;
(g)all operation manuals and warranties, including but not limited to operation manuals and warranties for all building systems within the Building;
(h)a statutory declaration from the Contractor addressed to the Vendor and the Purchaser that includes:

(i)the date the Building was substantially completed or the date the payment certifier for the project issued a certificate of completion for the Construction Contract;
(ii)the Contractor has been paid in full by the Vendor all amounts owing under the Construction Contract and in respect of all change orders for the construction of the completed Building and the Vendor’s Works, or the outstanding amount which remains owing to the Contractor;
(iii)the Contractor has paid in full all subcontractors and suppliers with respect to the construction of the Building and the Vendor’s Works, including in respect of all change orders, or the outstanding amount owing or claimed to be owing to any unpaid subcontractor or supplier; and
(iv)if the Contractor has any knowledge of a subcontractor or supplier that intends to file a claim of builder’s lien against the Lands and, to the best of the Contractor’s knowledge, the estimated amount of the potential lien claim; and
(i)a bill of sale with respect to the Equipment, if any;
(j)a vendor’s statement of adjustments;
(k)a mutual undertaking to re-adjust pursuant to Section 23.3;
(l)a certificate of the Vendor, dated as of the Completion Date, that certifies that each of the representations and warranties of the Vendor set out in this Agreement and any document to be delivered under this Agreement is true and accurate as of the Completion Date and that the Vendor has performed all of its covenants and obligations to be performed under this Agreement on or before the Completion Date;
(m)a statutory declaration of a director or officer of each party comprising the Vendor declaring that the Vendor is not a non-resident for the purposes of section 116 of the Income Tax Act (Canada);
(n)either:
(i)registrable discharges of any mortgages, liens, charges and encumbrances against all or any part of the Property other than Permitted Encumbrances; or
(ii)provided that an encumbrance other than a Permitted Encumbrance is in favour of a Canadian Schedule I chartered bank or other recognized financial institution, credit union or insurance company, solicitor’s undertakings in favour of and satisfactory to the Purchaser’s Solicitors providing for delivery and registration of discharges of any such encumbrance after Closing; and
(o)such further deeds, acts, things, certificates and assurances as may be requisite in the reasonable opinion of the Purchaser’s Solicitors for more perfectly and absolutely assigning, transferring, conveying and assuring to and vesting in the Purchaser, title to the Property free and clear of any lien, charge, encumbrance or legal notation other than the Permitted Encumbrances as contemplated herein.
26.2Two (2) Business Days prior to the Completion Date, the Purchaser will cause the Purchaser’s Solicitors to deliver to the Vendor’s Solicitors the following items, duly executed by the Purchaser and in registrable form whenever appropriate, to be dealt with in accordance with Section 27:

(a)an assumption agreement with respect to the Permitted Encumbrances affecting the Lands and, if required pursuant to the terms of the Permitted Encumbrances, a direct covenant by the Purchaser with the other parties to such Permitted Encumbrances;
(b)a certificate satisfactory to the Vendor’s Solicitors sufficient to relieve the Vendor of any obligation to collect and remit any GST, sales taxes or value add taxes, with respect to the sale of the Property to the Purchaser and an indemnity of the Vendor in respect thereof;
(c)a certificate of the Purchaser, dated as of the Completion Date, that certifies that each of the representations and warranties of the Purchaser set out in this Agreement and any document to be delivered under this Agreement is true and accurate as of the Completion Date and that the Purchaser has performed all of its obligations and covenants to be performed under this Agreement on or before the Completion Date;
(d)discharge of the Purchaser’s Mortgage;
(e)such further documents as the Vendor’s Solicitors may reasonably require.
26.3All documents referred to in Section 26.1 and Section 26.2 will be prepared by the Purchaser’s Solicitors to the extent that preparation is required, in a form reasonably satisfactory to the Purchaser’s Solicitors and the Vendor’s Solicitors and, where applicable, in a form suitable for registration in the appropriate offices of public record. The Vendor and the Purchaser will each deliver to or cause to be delivered to the other all such further documents and assurances as may be reasonably required to give full effect to the intent and meaning hereof.
26.4On or before Closing, the Vendor will deliver to the Purchaser the following (to the extent that such items have not previously been delivered to the Purchaser):
(a)originally executed copies of the Contracts and Permits assigned to and assumed by the Purchaser, to the extent within the control of the Vendor; and
(b)all keys, passwords, and like devices for the Lands and the Building which are in the possession or control of the Vendor including, without limitation, master keys to all rentable space located within the Building and the Lands.
27.Closing Procedure
27.1On or before the Completion Date, the Purchaser will pay to the Purchaser’s Solicitors in trust the amount provided for in Section 4.1(c), less the amount to be advanced to the Purchaser on the Completion Date under any mortgage financing arranged by the Purchaser.
27.2Forthwith following receipt by the Purchaser’s Solicitors of the payment pursuant to Section 27.1 and the documents and items referred to in Section 26.1, the Purchaser will cause the Purchaser’s Solicitors to file the Transfer in the appropriate Land Title Office on the Completion Date concurrently with any security documents applicable to any mortgage financing arranged by the Purchaser in connection with the purchase of the Property.
27.3Forthwith following the filing referred to in Section 27.2 and upon the Purchaser’s Solicitors being satisfied as to the Purchaser’s pending title to the Lands after conducting a post-filing check of the property index disclosing only the following:
(a)the existing title number(s) to the Lands;
(b)the Permitted Encumbrances;

(c)the pending number assigned to the Transfer;
(d)pending numbers assigned to any charges granted by the Purchaser including any security documents applicable to any mortgage financing arranged by the Purchaser in connection with the purchase of the Property; and
(e)any charges with respect to which the Vendor’s Solicitors have extended undertakings satisfactory to the Purchaser and the Purchaser’s Solicitors regarding the discharge and release of the same, the Purchaser will cause the Purchaser’s Solicitors, forthwith upon receipt by them of the proceeds of any financing arranged by the Purchaser in connection with the sale and purchase of the Property, to deliver to the Vendor’s Solicitors on the Completion Date any document referred to in Section 26.1 or Section 26.2 not previously provided to the Vendor and any other documents reasonably required by the Vendor or the Vendor’s Solicitors pursuant to Section 26.2, in each case in a form executed by the Purchaser, and a wire transfer for the balance due to the Vendor pursuant to Section 4.1(c), and to release the Deposit, to the extent held by the Purchaser’s Solicitors, to the Vendor’s Solicitors. Notwithstanding any provision of this Agreement, the parties agree that, with respect to payment of the amount payable to the Vendor’s Solicitors pursuant to the agreed upon Vendor’s statement of adjustments (the “Amount”), if the Purchaser is:
(f)relying on mortgage financing to assist with the purchase of the Property, and if the Purchaser’s Solicitors have: (i) received the net mortgage proceeds from the mortgage lender or its solicitors and continue to hold the Amount in their trust account but are unable to deposit the net mortgage proceeds to the Vendor’s Solicitors trust account because their financial institution’s hours of operation do not permit the same; or (ii) received written confirmation from the Purchaser’s mortgage lender that it is holding the net mortgage proceeds and the same are unconditionally available to the Purchaser; or
(g)paying the Amount by way of wire transfer, and if the Purchaser and the Purchaser’s Solicitors have: (i) used commercially reasonable efforts to ensure that the Vendor’s Solicitors will receive the Amount on or before 5:00 p.m. on the Completion Date and provided evidence that such wire transfer was initiated prior to such time to the Vendor’s Solicitors, but for any reason outside of the Purchaser’s control (excluding any event which is a default by the Purchaser under this Agreement) the Vendor’s Solicitors do not receive the Amount by such time, then the time and date on which the Amount must be received by the Vendor’s Solicitors will be extended to 1:00 p.m. on the next Business Day following the Completion Date, so long as, in addition to the Amount, the Purchaser also pays to the Vendor or the Vendor’s Solicitors on such next Business Day following the Completion Date interest on the Amount at a rate equal to the Prime Rate plus two percent (2%) per annum for each day from and including the Completion Date to but not including the day such payment is made. In this paragraph, “Prime Rate” means that variable annual rate of interest quoted by the main branch of Royal Bank of Canada, Vancouver, British Columbia, from time to time as the rate of interest used by it as a reference rate for setting rates of interest on Canadian dollar loans in Canada repayable on demand and commonly referred to by such bank as its ”prime rate”.
27.4All requirements of Sections 27.1 through 27.3 are concurrent requirements and it is specifically agreed that nothing will be completed on the Completion Date until everything that is required to be paid, executed and delivered in connection with the closing of the purchase and sale of the Property pursuant to this Agreement has been so paid, executed and delivered and until the Purchaser’s Solicitors have satisfied themselves as to title pursuant to Section 27.3.

28.Discharge of Vendor’s Encumbrances
28.1The Purchaser acknowledges and agrees that if the Vendor’s title to the Property is subject to any financial encumbrance which the Vendor is required to discharge pursuant to this Agreement, the Vendor will not be required to clear title prior to the receipt of the net sales proceeds but will be obligated to do so within a reasonable time following Closing and the Purchaser will pay, or cause the Purchaser’s Solicitors to make payment in accordance with Section 27.3 to the Vendor’s Solicitors in trust on their undertaking to discharge any such financial encumbrance and obtain and register a discharge thereof in accordance with Section 27.3(e).
29.Assignment
29.1The Purchaser shall have no right to assign all or any of its right, title or interest in this Agreement without the prior written consent of the Vendor, which consent shall not be unreasonably withheld, except that the Purchaser may assign all of its rights and obligations under this Agreement or direct that the Vendor transfer title to the Lands to an “affiliate” (as such term is defined in the Business Corporations Act (British Columbia)) of the Purchaser, without consent of the Vendor, but upon providing written notice of such assignment or direction to the Vendor and provided the Purchaser pays the Vendor an assignment fee equal to 0.5% of the Purchase Price (such assignment fee to be waived if the assignment is to an “affiliate”). Notwithstanding any such assignment or direction, and whether or not the consent of the Vendor is required, the Purchaser will remain liable for, and will not be released from, the obligations of the Purchaser under this Agreement. Any profit or consideration relating to any assignment by the Purchaser shall be shared equally by the Vendor and the Purchaser.
30.Fees and Expenses
30.1The Purchaser will be responsible for all costs of the Purchaser’s Solicitors to prepare and register all documents as are necessary to complete the sale and purchase of the Property (excepting for this Agreement and any documents incidental thereto). All documents required to clear title to the Property of any liens, charges or encumbrances that are not Permitted Encumbrances will be prepared and registered by and at the expense of the Vendor. The Purchaser will pay the expense of registering the Transfer and any property transfer tax due in respect of the transfer of the Property to the Purchaser.
31.Agency Disclosure
31.1To the extent that either party has dealt with or engaged any broker, representative or other person in connection with this transaction, that such party shall be solely responsible for any and all commissions, fees or payments claimed by such person and such engaging party shall indemnify and hold the other party harmless on account of any loss, damage, liability or expense, including reasonable legal fees and expenses, incurred with respect to the engagement or payment to such broker, representative or other person.
31.2Notwithstanding the foregoing, the Vendor and the Purchaser acknowledge the following:
(a)The Vendor has an agency relationship with Michael Buchan, John Lecky, Jake Luft and Mitch Knoepfel who are licensed with Avison Young Commercial Real Estate Services, LP (Avison Young). Avison Young will receive commissions as stipulated by way of separate agreement.
(b)The Purchaser has an agency relationship with Mark Sager acting in his own capacity as representative and agent. Mark Sager will receive a commission of one percent (1%) of the Purchase Price for arranging the transaction, which will paid by the Vendor.

32.Delivery
32.1Any delivery of notices, requests, demands, documents or money pursuant to this Agreement may be made upon the solicitor acting for the party for whom delivery is intended.
33.No Solicitation
33.1The Vendor agrees that unless this Agreement is terminated, the Vendor will not (and will not authorize or permit any of the Vendor’s employees or agents to) directly or indirectly solicit any offer or accept any possible proposal from any other third party with respect to the Property.
34.No Merger
34.1The Vendor agrees that the execution and delivery of the closing documents according to Section 26 is not intended to and will not in any way merge or otherwise restrict the terms, covenants, conditions, representations, warranties or provisions made or to be performed or observed by the Vendor contained in this Agreement other than the Vendor’s obligation to deliver the said closing documents.
35.Entire Agreement
35.1This Agreement (including the schedules attached hereto) constitutes the entire agreement between the parties in respect of the subject matter of this Agreement, and the parties understand and agree that there are no representations, warranties, guarantees or promises affecting this Agreement except for those contained in this Agreement. The parties further understand and agree that there are no covenants, agreements, collateral agreements or conditions affecting the subject matter of this Agreement other than as expressed in writing in this Agreement.
36.No Waiver
36.1No failure or delay on the part of a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as may be limited herein, a party may, in its sole discretion, exercise any and all rights, powers, remedies and recourses available to it under this Agreement or any other remedy available to it and such rights, powers, remedies and recourses may be exercised concurrently or individually without the necessity of making any election.
37.Amendment and Waiver
37.1No amendment to this Agreement is binding unless set forth in writing and duly executed by the parties. No waiver of any provision of this Agreement is binding unless it is executed in writing by each party to be bound.
38.Time
38.1Time shall be of the essence of this Agreement.

39.Interpretation
39.1In this Agreement, words signifying gender include all genders, words in the singular include the plural and vice versa, and every use of the word “including” or “includes” is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively. The headings used herein are for convenience only and are not to affect the interpretation of this Agreement.
40.Interpretation of Time
40.1All references to time in this Agreement are to Vancouver time.
41.Business Day
41.1Unless otherwise specified in this Agreement, time periods within which or following which any calculation or payment is to be made, or action is to be taken, will be calculated by excluding the day on which the period begins and including the day on which the period ends. If the last day of a time period is not a Business Day, the time period will end on the next Business Day.
42.Notices
42.1Any notices, requests or demands which may or are required to be given or made hereunder will be in writing and served personally or emailed and addressed:
(a)if to the Purchaser, to the address or email address and person set out in Section 1.1 with a copy to the Purchaser’s Solicitors to the address or email address set out in Section 1.3; and
(b)and if to the Vendor, to the address or email address and person set out in Section 1.2 with a copy to the Vendor’s Solicitors to the address or email address set out in Section 1.4, provided that either party may change its address or email address by written notice to the other and in such event this section will be deemed to be amended accordingly. Any notice, request or demand given or made hereunder by personal delivery or email will be conclusively deemed to have been given or made on the day it is actually delivered or emailed unless it is delivered or emailed after 5:00 p.m. or on a day other than a Business Day, in which case it will be deemed to have been given or made on the next Business Day.
43.Governing Law
43.1This Agreement and the agreement resulting therefrom will be construed according to and governed by the laws of the Province of British Columbia and the laws of Canada applicable therein, without regard to conflicts of laws. Any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise, shall be subject to the non-exclusive jurisdiction of the courts of the Province of British Columbia and each of the parties hereto hereby irrevocably attorns to the jurisdiction of the courts of such province.
44.Survival
44.1The representations and warranties of the Vendor and the Purchaser under the Agreement will survive the Completion Date for a period of 12 months following the Completion Date and will not merge on Closing.

45.Binding Effect
45.1This Agreement will enure to the benefit of and be binding upon the Vendor and the Purchaser and their respective administrators, successors and permitted assigns.
46.Further Assurances
46.1Each of the parties will execute and deliver all such further documents and do such further acts and things as may be reasonably required from time to time to give effect to the intent of the parties in this Agreement.
47.Confidentiality
47.1The parties agree that this Agreement and the transaction of purchase and sale referred to herein and any information provided by either party to the other with respect to such transaction or the Property will be kept strictly confidential, except that this duty of confidentiality will not apply to any information that becomes generally available to the public, except where made available in violation of this Section, or must otherwise be disclosed by operation of law or by order of a court of competent jurisdiction. The parties may give any such confidential information on a confidential basis to their advisors, consultants, current or prospective lenders, tenants and investors for the purposes of assisting with such transaction. The Vendor and the Purchaser will not make any public announcements in respect of such transaction without prior written consent of the other party. Notwithstanding the foregoing, nothing herein contained shall restrict or prohibit any disclosure which the Purchaser is required to make in obtaining the approvals under the Competition Act.
48.Force Majeure
48.1If the Vendor is delayed in doing anything the Vendor is required to do pursuant to this Agreement, and the delay is caused by any condition or cause beyond the reasonable control of the Vendor including, without limitations, acts or omissions by third parties not related to the Vendor (but not including the Contractor, project architect or any project subcontractor), strike, lockout, pandemic (the present COVID-19 pandemic is a known condition, but any government health orders issued after the Acceptance Date with respect to COVID-19 and which adversely impact the ability of the Vendor to perform its obligations under this Agreement are not a known condition), epidemic, labour dispute, unforeseen geotechnical conditions, exceptional climatic condition (100 year event), act of God, change in laws, ordinances, rules, regulations or orders of governmental authorities enacted after the Building Permit Condition Date, enemy or hostile action, civil commotion, fire or other casualty (a “Force Majeure”), the time for the Vendor doing anything the Vendor is required to do pursuant to this Agreement shall be extended by the time equivalent to the period of such delay, plus one ninety (90) days, provided the Vendor provides prompt written notice of the event of Force Majeure to the Purchaser and takes commercially reasonable steps to mitigate the effects of the Force Majeure. Lack of funds or financing cannot be an event of Force Majeure under this Agreement. An event of Force Majeure will not change or have any impact on the Outside Completion Date.

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49.Execution in Counterparts
49.1This Agreement may be executed by electronic means (including via DocuSign) and in counterparts and all counterparts so executed (including those executed and delivered by electronic means) will constitute one agreement binding on the parties.
The Purchaser and the Vendor have executed this Agreement as of the date first set out above.

Purchaser: MASIMO CANADA ULC, by its authorized signatory

Per:	/s/ JOE KIANI
Name: Joe Kiani Title: CEO

Vendor: KELTIC (PRIOR) DEVELOPMENT LIMITED PARTNERSHIP, by its general partner, KELTIC (PRIOR) GP LTD., by its authorized signatory

Per:	/s/ RUI WANG
Name: Rui Wang Title: Director

Per:	/s/ RACHEL LI LEI
Name: Rachel Li Lei Title: CEO

SCHEDULE A
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00070299.7

SCHEDULE B
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SCHEDULE C

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